Exhibit 99.1 NEWS RELEASE

Contacts:

Danny Hernandez
Danny.J.Hernandez@hii-co.com
(202) 264-7143

HII Names Kari Wilkinson to Lead Newport News Shipbuilding
Jennifer Boykin to Retire; Brian Blanchette to Lead Ingalls Shipbuilding

NEWPORT NEWS, Va., (Nov 6, 2024) — HII (NYSE: HII), the nation’s largest military shipbuilder, announced today that its Board of Directors has elected Kari Wilkinson to serve as president of the company’s Newport News Shipbuilding (NNS) division, effective January 1, 2025. She will succeed Jennifer Boykin, who is retiring from her position at year’s end after 37 years with the company.

The president of NNS, which is HII’s largest division, oversees more than 26,000 shipbuilders who design, build, and maintain the world’s most complex ships: nuclear-powered aircraft carriers and nuclear-powered submarines.

“I have asked Jennifer to stay on in an advisory capacity through March to support a seamless transition to Kari,” said HII CEO and President Chris Kastner. “You will not find a more loyal advocate than Jennifer for her shipbuilders and the Hampton Roads community. Kari’s leadership has steered Ingalls Shipbuilding into its next phase of growth, having secured serial production contracts for both the destroyer and amphibious ship programs. She is a tremendous leader and now brings her great energy and expertise to Newport News.”

Wilkinson becomes the 21st president of NNS, which was founded in 1886. She has served as president of HII’s Ingalls Shipbuilding division since 2021, where she has overseen the U.S. Navy’s amphibious assault and surface combatant ship programs, and the division’s 11,000 shipbuilders. The two shipyards make HII the largest industrial employer in both Virginia and Mississippi.

"Leading shipbuilders in the critical work we do for the nation has been and will continue to be the greatest honor of my life,” said Wilkinson. “I join the Newport News team with deep respect for its nuclear culture, commitment to safety, and an exceptional legacy further strengthened by Jennifer and the NNS team. I am fully committed to advancing our mission in support of our Sailors, their families, and for all of us who depend on them for freedom and security.”

Under Wilkinson’s leadership Ingalls Shipbuilding secured the recent $9.6 billion multi-ship procurement contract for construction of three San Antonio-class (LPD 17)

Exhibit 99.1

amphibious ships, and contract modification for the next America-class (LHA 6) large-deck amphibious ship.

Elected to succeed Kari as executive vice president of HII and president of Ingalls Shipbuilding, overseeing all programs and operations, is Brian Blanchette, who has served as vice president of quality and engineering at Ingalls since May 2021. Blanchette joined Ingalls in 1996 and has served in a range of roles including in technical and design engineering, program management and business development.

“I am honored and humbled by the opportunity to lead Ingalls Shipbuilding and its dedicated shipbuilders,” said Blanchette. “Throughout my 28-year career at Ingalls, I’ve had the privilege of working with and learning from remarkable people at every level. My focus will be to build on my predecessors’ success, particularly Kari’s, and to carry forward our strong shipbuilding legacy and honor our commitment to our nation by delivering the quality ships our service members depend on.”

Jennifer Boykin will retire from HII having steered its largest division through a period of remarkable growth and change. Highlights of Boykin’s legacy include:

•Widely credited for leadership and continuous production through the COVID-19 pandemic;
•Led the transformation from digital design to digital construction first on Enterprise (CVN 80) and for the Columbia-class submarine program;
•Guided the company’s achievement of the first two-ship aircraft carrier procurement in over 30 years for Enterprise (CVN 80) and Doris Miller (CVN 81);
•Secured with our teaming partner the largest shipbuilding contract in U.S. Navy history for Virginia-class submarines;
•Known throughout Hampton Roads for her deep community engagement and commitment to diversity within the workforce and leadership team.

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About HII

HII is a global, all-domain defense provider. HII’s mission is to deliver the world’s most powerful ships and all-domain solutions in service of the nation, creating the advantage for our customers to protect peace and freedom around the world.

As the nation’s largest military shipbuilder, and with a more than 135-year history of advancing U.S. national security, HII delivers critical capabilities extending from ships to unmanned systems, cyber, ISR, AI/ML and synthetic training. Headquartered in Virginia, HII’s workforce is 44,000 strong. For more information, visit:
•HII on the web: https://www.HII.com/
•HII on Facebook: https://www.facebook.com/TeamHII
•HII on X: https://www.twitter.com/WeAreHII
•HII on Instagram: https://www.instagram.com/WeAreHII